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                              EMPLOYMENT AGREEMENT

            This Employment Agreement [the "Agreement"] is made and entered into as of this 30th day of June, 1998 by and between AMERI-CAP LEASING CORP., a Florida corporation [the "Company"] and ELLIOT KALUS ["Employee"].

                             W I T N E S S E T H :

            WHEREAS, Employee is experienced in the development, marketing and operating a medical equipment leasing business, and

            WHEREAS, the Company desires to retain, engage and employ Employee and Employee desires to be so retained, engaged and employed by the Company in such capacity as may be determined by the Board of Directors of the Employer upon the terms and conditions set forth in this Agreement, and

            WHEREAS, Employee by reason of the nature of Employee's duties and responsibilities will be provided access to the Company's trade secrets and other confidential and proprietary information which the Company and its parent, Medley Credit Acceptance Corp. desires to maintain confidential.

            NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

            1. The above and foregoing recitals are true and correct and are incorporated herein.

            2. Relationship of the Parties: The Employer hereby employs, hires and engages Employee as an employee and the Employee hereby accepts and agrees to such hiring, engagement and employment subject to the supervision and pursuant to the orders, advice and discretion of the Employer's Board of Directors The Employee shall also perform such other duties as are customarily performed by one holding such position in other, same or similar businesses as that engaged in by the Employer.

            3. Duties: During the term of the Employee's employment, the Employee shall be responsible for the development, refinement and implementation of the Company's equipment leasing program and the compliance of such program with governmental laws, rules and regulations. The Employee shall work on a full time basis and carry out his employment in a good and professional manner and to the reasonable satisfaction of the Company's Board of Directors.


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            4. Term: The term of the Employee's employment shall be tor a tem, of three years commencing upon the execution of this Agreement and subject to the termination provisions set forth in this Agreement, provided however, that the term of this Agreement shall be automatically extended for additional one year terms unless the Company or Employee gives written notice to the other no later than thirty (30) days prior to the expiration of any term electing to decline such extension.

            5. Compensation:

               A. The Company covenants and agrees that in consideration of the services performed and to be performed hereunder, it will pay to Employee, during the term of Employee's employment under this Agreement, at the Company's regular and customary intervals for payment of compensation to employees but not less than twice per month, an annual base salary in the sum of $100,000.00.

            6. Benefits: The Employee shall be entitled to the following benefits during the period of his employment hereunder;

               A. Employee shall be entitled in accordance with the Company's general policies for executives to participate in paid vacation leave, health, casually, disability and life insurance programs and any other benefits as are made available from time to time by the Company to other employees or executives.

               B. During the term of his employment the Employee shall be entitled to reimbursement of all reasonable expenses actually paid or incurred by Employee in the course of and pursuant to the performance of his duties hereunder. Any single expense in excess of Five Hundred and 00/100 ($500.00) Dollars shall be verbally approved in advance by the Board Chairman or other person designated by the Company to approve such expenditure.

               C. Employee shall be entitled to two (2) weeks paid vacation in the first twelve (12) month period during the term of this Agreement and three
(3) weeks in each twelve (12) month term thereafter. Paid vacation shall be prorated in any calendar year during which the Employee is employed under this Agreement for less than an entire year. The Employee shall also he entitled to all paid holidays given by the Company to its executives or employees. In the event any annual accrued vacation time is unused at the conclusion of a calendar year the unused time may be carried over into the next calendar year or years until utilized.

            7. Incentive Stock Option Program: Employee shall be entitled to participate in the incentive Stock Option Program of the Company's parent, Medley Credit Acceptance Corp. The number of incentive stock options distributable by the Company will be based upon the Company's annual net income as follows:


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            If the Net Income of the Company is in excess of:
                        $500,000                 75,000 ISO's
                        $1 million              100,000 ISO's
                        $1.5 million            125,000 ISO's
                        $2.0+ million           150,000 ISO's

The Incentive Stock Option Program shall be funded with common shares of the C:ompany's parent Medley Credit Acceptance Corp., pursuant to the terms of that certain stock option plan for Medley Credit Acceptance Corp. dated December 31, 1996, as amended from time to time. The distribution of the ISO's to individual employees of the Company shall be determined by the Company's Leasing, Division Operating Committee composed of Ron Epstein, Elliot Kalus and Hank Koche

            8. Cash Bonus Fund: As an additional incentive to compensate the Employee for performance, the Company shall establish annually a discretionary cash bonus fund for its leasing division employee executives in an amount of up to ten percent (10%) of the pre-tax net income earned by the Company's Leasing division during the previous calendar year. The entitlement amount and to who the distribution of the cash bonus funds shall be made shall be determined at the discretion of the leasing division's operating committee.

            9. Disability: In the event that Employee shall become incapacitated by reason of mental or physical disability during the term of his employment such that he is prevented from performing his principal duties and services hereunder for a period of sixty (60) consecutive days or for shorter periods aggregating ninety (90) days during any twelve (12) month period, the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon his employment shall hereunder immediately terminate. Upon such termination Employee shall be entitled to receive and shall be paid by the Company his salary in effect on the date of termination paid at the Company's regular and customary intervals for the payment of salaries for the lesser of three (3) months or the remaining terms of' this Agreement. ln addition, during, such period, Employee shall continue to receive his benefits described in this Agreement as in effect at the date of termination.. Immediately following the expiration of such applicable period the Employee shall no longer be entitled to further Company benefits. The Employee agrees to accept the payments described herein in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee or the Company otherwise than under this Agreement.

            10. Termination For Cause:

               A. The Company shall have the right to terminate the employment Employee hereunder at any time for cause [as used herein, "cause"] if:


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                  1. Employee shall be convicted by a court of competent and final jurisdiction of any crime [whether or not involving the Company] which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to adversely reflect upon the reputation of the Company; or

                  2. Employee shall commit any act of embezzlement or similar material dishonest and injurious conduct against the Company; or

                  3. Employee shall demonstrate willful and injurious misconduct in connection with the performance of his duties and responsibilities under, or assigned pursuant to this Agreement; or

                  4. Employee shall demonstrate reckless or grossly negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under, or assigned pursuant to this Agreement; or

                  5. In the event, alter the first six (6) months following the Commencement Date of this Agreement, the net monthly sales volume [total amount of all leases written in any calendar month of the Company is less than $500,000.00 per month in any consecutive month period or in a three (3) month aggregate in any twelve (12) month period.

               B. In the event that the employment of Employee shall be terminated by the Company for cause pursuant to Paragraph 10A hereof, Employee shall be entitled to receive his salary then in effect through the dale of such termination. Employee shall accept the payments pursuant to this paragraph in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this paragraph shall constitute a waiver or release by the Company of any rights or claims it may have against the Employee, including, but not limited to, any claims or rights pursuant to the provisions set forth in this Agreement.

            11. Best Efforts of Employee: The Employee agrees that Employee will at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the express and implicit teens hereof, to the reasonable satisfaction of the Company. The duties to be rendered by the Employee shall be rendered at the principal address of the Company or at such other place or places as the Company shall require. lt is understood that the Employee must devote his full time and effort to the business of the Company.

            12. Employee's Limitations on Ability to Make Company Commitments:
The Employee shall have the legal authority to enter into contracts and commitments for and on behalf of the Company. However, the Employee shall not cater into any contract or commitment on behalf of the Company which would violate the parameters of the Company's lease underwriting guidelines or be in derogation of the express requirements of the Company's credit committee with respect to the leasing of equipment or an expenses in excess of One Thousand


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Dollars ($1,000.00) for non business related expenditures excluding authorized
Employee reimbursements pursuant to paragraph 6B without the express written consent of the Company's Board of Directors or the Company's Credit Committee.
            13. Trust Funds: All money belonging to the Company which comes into the possession of Employee shall be received by Employee in trust for the Company and Employee shall immediately deliver said funds to the Company for deposit. All of such funds shall be considered "'Trust Funds".

            14. Covenants. Representations and Warranties of Employee: The Employee represents and warrants to the Company as follows:

               A. Employee has the power and authority to enter into this Agreement and perform its duties hereunder.

               B. Employee shall use his best efforts to comply with all laws, regulations. rules and ordinances pertaining to the Company's business.

            15. Restrictive Covenants:

               A. Employee recognizes and acknowledges that as a consequence of his duties hereunder, Employee will be provided access to or will come in contact with confidential information of or regard the Company and its parent, Medley Credit Acceptance Corp., from time to time. Accordingly, Employee agrees that he will not, during or after the term of his engagement except with prior written consent of the Company, disclose any confidential information relating to the Company or its Parent. The provisions of this section shall not apply to information which Employee is required to disclose by law or by order a court of competent jurisdiction but only to the extent required by law or by order and when reasonably possible, only if Employee shall give the Company prior notice of such intended disclosure so that the Company has the opportunity to seek a protective order if it deems such appropriate

               B. As used in this Agreement, "confidential information" shall mean and include studies, plans, reports, records, promotional materials, agreements, memoranda, documents, information related to Company activities, systems, finances, client lists, research data personnel data, financing sources. and such other related information not of a public knowledge.

               C. For so long as the Employee is employed hereunder, Employee shall not engage either as principal, agent or consultant or through any corporation, firm or organization in which he is or may be an officer, director, employee, shareholder, partner, member or with which he is otherwise affiliated in any business for profit which is engaged in any activity or business similar to that of the Employer. Notwithstanding the foregoing, Ron Epstein may continue to run off the existing leases in Clearlake Financial Corp. which exist as of the date hereof.


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               D. The Employee covenants and agrees that for a period of two
(2) years from the date of his termination of employment with the Company, either voluntary or involuntary that he will not directly or indirectly solicit or aid in the solicitation of any Company client who dealt with the Company during the period of time that the Employee was in the employ of the Company for the purpose of attempting to arrange the refinance of any unexpired lease procured by the Company. In addition, the Company has the right for a period of up to six months to prohibit the Employee from soliciting any type of leasing business so long, as the Company continues to pay Employee his compensation during the period of restriction.

               E. It is agreed by the Employee that should he violate the provisions of this section, the Company shall have the right to obtain an order from a court of competent jurisdiction enjoining him from violating any and all of the provisions of this section or of this Agreement and the Company's application for such a writ of injunction shall be deemed without prejudice to any all other rights, remedies or actions which may accrue in favor of the Company as a result of the Employee's breach of this provision or of the terms of this Agreement. In the event the Company is required to institute any litigation commencing the terms and conditions of this section or of this Agreement, the prevailing party shall be entitled to reimbursement of all reasonable attorney's fees and costs at both the trial and the appellate court level. The Employee further agrees that in the event of litigation venue shall only be proper in Dade County, Florida.

               F. The enforceability of this section shall be dependent upon the continuing existence and operation of the Company or any Medley subsidiary remaining in the equipment leasing business.

            16. Notices: All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed lo have been given when received if delivered personally or by recognized overnight carrier, or three (3) days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

            If to the Company:   Ameri-Cap Leasing Co.
                                 Attention: Robert D. Press
                                 1100 Ponce de Leon Boulevard
                                 Coral Gables, Florida 33134

            If to the Employee:  Elliot Kalus
                                 _____________________
                                 _____________________


Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.


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            17. Miscellaneous Provisions:

               A. Captions and Paragraph Headings: Captions and paragraph headings contained in this Contract are for convenience and reference only and in no way define, describe, extend or limit the copy or intent of this Contract nor the intent of any provision hereof:

               B. Counterparts: This Contract may be executed in one or more counterparts, each of which shall be deemed an original, hut all of which shall constitute one and the same Contract.

               C. Binding Effect: This Contract shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, under no circumstances shall this Contract he assignable by Employee.

               D. Entire Agreement: This Contract constitutes the entire understanding agreement between the parties and may not be changed, altered or modified, except by an instrument in writing signed by all parties against whom and enforcement of such Contract would be sought. In the event any provision of this Contract shall be determined by appropriate judicial authority be illegal or otherwise invalid, such provision, shall be given its nearest legal meaning or be construed or deleted as such authority determines. The remainder of this Contract shall be construed to he in full force and effect. This Contract shall not be modified unless said modification is in writing and signed by the party to be charged.

               E. Governing Law and Venue: This Contract shall be construed and interpreted according to the laws of the State of Florida. Venue for any litigation hereunder shall be in Dade County, Florida.

               F. Joint Preparation: The preparation of this Contract has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

               G. Attorney's Fees: ln the event of any litigation arising out of or relating to this Contract, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorney's fees and costs at the trial and appellate court level.



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            IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this 30th day of June, 1998.

                                                 AMERI -CAP LEASING CORP.



                                                 By: __________________________
                                                     Robert D. Press, President



                                                 -----------------------------
                                                 Elliot Kalus, Employee




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